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                                                                  EXHIBIT 23.1


                    INDEPENDENT AUDITORS' REPORT AND CONSENT

The Board of Directors and Members
Cooperative Communications, Inc. and
Eastern Computer Services, L.L.C.:


The audits referred to in our report dated May 10, 2000, except for the third paragraph of note 10 which is as of May 25, 2000, included the related schedule on valuation and qualifying accounts for each of the years in the three-year period ended May 31, 1999 and the nine month period ended February 29, 2000, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP



Short Hills, New Jersey
May 31, 2000